EXHIBIT 99.1

For Release:	6 a.m. EDT	Contact:	Julie S. Ryland
	Monday, June 26, 2006		205-326-8421

Energen Board Authorizes Additional 9 Million Shares for Repurchase

BIRMINGHAM, ALA. — Energen Corporation (NYSE: EGN) announced today that its Board of Directors has authorized an additional 9 million shares of Energen common stock for repurchase. This brings the total amount of shares available for repurchase under Energen’s current buyback program to approximately 15 percent of shares outstanding.

The Company announced on May 18, 2006, that it would begin actively buying back shares under its then-existing authorization of 2,150,700 shares and would seek Board approval of an increase in shares authorized for repurchase. As of the close of trading on Friday, June 23, Energen had repurchased 939,000 shares on the open market.

“Over the next 30 months, we plan to consider stock repurchase on a go-forward basis as one of several investment options available to us as we strive to allocate capital in ways that will continue to enhance shareholder value,” said Mike Warren, Energen’s chairman and chief executive officer.

Energen may buy shares from time to time on the open market or in negotiated purchases. The timing and amounts of any repurchases will be at management’s discretion and in accordance with securities laws and other legal requirements. The repurchase program is subject to reevaluation in the event of changes in market conditions.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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